Exhibit (d)(5)

                          IMCLONE SYSTEMS INCORPORATED
                                180 VARICK STREET
                            NEW YORK, NEW YORK 10014

                               September 19, 2001


Brian Markison
Senior Vice President-External Affairs
Bristol-Myers Squibb Company
345 Park Avenue
New York, New York 10154

Dear Brian:

         Bristol-Myers Squibb Company, a Delaware corporation ("BMS"), ImClone Systems Incorporated, a Delaware corporation (the "Company") and Bristol-Myers Squibb Biologics Company, a Delaware corporation and a wholly owned subsidiary of BMS ("Acquisition Sub"), are entering into an Acquisition Agreement, dated the date hereof (the "Acquisition Agreement"), pursuant to which BMS and Acquisition Sub agree to make a partial tender offer (the "Offer") for outstanding shares of common stock, par value $0.001 per share, of the Company, at $70.00 per share net to the seller in cash (the "Offer Price"). I am a stockholder of the Company and enter into this letter agreement, at BMS' request, in connection with the Acquisition Agreement.

         Except as set forth herein, all capitalized terms used in this letter agreement but not defined in this letter agreement shall have the meanings given such terms in the Acquisition Agreement. For purposes of this letter agreement, the term "Owned Shares" means the number of Shares of which I am the beneficial owner on that date hereof, other than (i) any Shares that are owned by or held for the benefit of any trust, foundation or other Person of which I am a trustee or fiduciary and (ii) any Shares beneficially owned by me by virtue of Common Stock Equivalents (as defined in the Stockholder Agreement) beneficially owned by me.

         I confirm my agreement with you as follows:

         1. Except as provided in paragraph 2, I agree to validly tender (or to cause the record owner of such Shares to validly tender), pursuant to and in accordance with the terms of the Offer, a substantial portion of the Owned Shares, and to not withdraw such Shares, except following termination of this letter agreement pursuant to paragraph 5; PROVIDED, HOWEVER, that nothing in this letter agreement shall require me to take any action which would create any liability under Section 16(b) of the Exchange Act. I acknowledge and agree that BMS's obligation to accept for payment and pay for such Shares is subject to the terms and conditions of the Offer.

         2. Notwithstanding anything contained in this letter agreement, if the board of directors of the Company changes its recommendation with respect to the Offer or if

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there is Third Party Change of Control Offer, the number of Shares required to be validly tendered and not withdrawn in the Offer shall be limited to 100,000.

         3. I agree, subject to the proviso in paragraph 1, not to sell or otherwise transfer or dispose of any of the Owned Shares, or any interest in any of the Owned Shares, other than (i) pursuant to the Offer or (ii) with your prior written consent, if such sale, transfer or disposition would prevent me from performing my obligations under this letter agreement.

         4. Nothing herein shall be construed to require me, or any Person controlled by me, to take any action or fail to take any action in violation of any applicable law.

         5. This letter agreement shall terminate upon the earlier of (i) acceptance for payment of the Shares validly tendered and not withdrawn in the Offer, (ii) termination of the Acquisition Agreement pursuant to its terms,
(iii) termination of the Offer or (iv) the failure of BMS and Acquisition Sub to commence the Offer in the time required by the Acquisition Agreement.

         6. This letter agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles that would otherwise apply thereunder.

         Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                      Very truly yours,


                                      By: /s/ Harlan W. Waksal, M.D.
                                         ------------------------------
                                         Harlan W. Waksal, M.D.

Confirmed and agreed to on
the date first above written:

BRISTOL-MYERS SQUIBB COMPANY

By:      Brian Markison
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Title:   Senior Vice President -
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            External Affairs, Worldwide
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            Medicines Group